UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

HANNON ARMSTRONG SUSTAINABLE

INFRASTRUCTURE CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

001-35877	46-1347456
(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 200 Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (410) 571-9860

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Right	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Not Applicable

(Title of class)

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A amends and supplements the information set forth in the Registration Statement on Form 8-A filed by Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Company”), with the Securities and Exchange Commission on November 3, 2023 (including the exhibits thereto, the “Form 8-A”).

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 to the Form 8-A is amended and supplemented by adding the following:

First Amendment to Tax Benefits Preservation Plan

On July 1, 2024 the Company entered into a First Amendment (the “Amendment”) to the Tax Benefits Preservation Plan, dated as of November 2, 2023 (the “Tax Benefits Preservation Plan”), between the Company and Equiniti Trust Company, LLC, a New York limited liability trust company, as Rights Agent.

As a result of the Amendment, the rights to purchase Series A Junior Participating Preferred Stock of the Company (the “Rights”) under the Tax Benefits Preservation Plan expired upon the close of business on July 1, 2024 and the Tax Benefits Preservation Plan effectively terminated as of such time.

The foregoing summary of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 4.2 and incorporated herein by reference. The foregoing is also qualified in its entirety by reference to the descriptions and full text of the Tax Benefits Preservation Plan attached as Exhibit 4.1, which is incorporated herein by reference.

Item 2. Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Articles Supplementary of Series A Junior Participating Preferred Stock of Hannon Armstrong Sustainable Infrastructure Capital, Inc. (incorporated by reference to Exhibit 3.1 on the Registrant’s Form 8-K (No. 001-35877) filed on November 2, 2023)

4.1	Tax Benefits Preservation Plan, dated as of November 2, 2023, between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Equiniti Trust Company, LLC (incorporated by reference to Exhibit 4.1 on the Registrant’s Form 8-K (No. 001-35877) filed on November 2, 2023)

4.2	First Amendment to Tax Benefits Preservation Plan, dated as of July 1, 2024, between Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Equiniti Trust Company, LLC (incorporated by reference to Exhibit 4.2 on the Registrant’s Form 8-K (No. 001-35877) filed on July 1, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.

Date: July 1, 2024	HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

	By:	/s/ Steven L. Chuslo
Name: Steven L. Chuslo
Title: Executive Vice President and Chief Legal Counsel